Exhibit 10.18

VERRICA PHARMACEUTICALS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Verrica Pharmaceuticals Inc. (the “Company”) and is not affiliated with an entity that beneficially owns 5% or more of the Company’s outstanding shares (each such member, an “Eligible Director”) will receive the compensation described in this Eligible Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Unless a director elects otherwise, the annual cash compensation amount set forth below is payable in equal quarterly installments, payable in advance during the first 30 days of each quarter in which the service will occur. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service (payable not later than 30 days after the Eligible Director commences such service), and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

2.	Annual Committee Chair Service Retainer:

a.	Chairman of the Audit Committee: $10,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $5,000

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders.

1.

All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1. Initial Grant: For each Eligible Director who is serving on the Board on the Effective Date or is first elected or appointed to the Board following the Effective Date, on the later of the Effective Date and the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 30,000 shares (the “Initial Grant”) (before giving effect to any stock split effected in connection with the Company’s initial public offering). The shares subject to each Initial Grant will vest over a period of three years as follows: (i) one-third of the total shares subject to the option shall vest on the first anniversary of the date of grant and (ii) 1/36th of total shares subject to the option shall vest monthly thereafter over the remaining two years of the vesting period, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholders meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 10,000 shares (the “Annual Grant”) (before giving effect to any stock split effected in connection with the Company’s initial public offering). The shares subject to each Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.